                                                                    EXHIBIT 4.8

RECORDING REQUESTED BY AND                                    LOAN NO. 6 103 650
WHEN RECORDED RETURN TO:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia  30309-3424
Attn:  Christina K. Braisted

                         ASSIGNMENT OF LEASES AND RENTS
                      (CHARLESTON COUNTY, SOUTH CAROLINA)

         This Assignment of Leases and Rents (this "ASSIGNMENT") is made as of September 27, 1999, by CORNERSTONE REALTY INCOME TRUST, INC., a Virginia corporation having its principal office and place of business at 306 East Main Street, Richmond, Virginia 23219 ("BORROWER"), to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, having an office at Two Ravinia Drive, Suite 1400, Atlanta, Georgia 30346 ("LENDER").

                                    RECITALS:

A. Borrower is the sole owner of (a) the premises located in Charleston County, South Carolina, more particularly described in Exhibit A attached hereto and incorporated herein ("PROPERTY") and (b) the landlord's interest under the leases described in Exhibit B attached hereto and incorporated herein ("SPECIFIC LEASES");

B. Lender has made a loan to Borrower in the principal sum of Fifty Million Five Hundred Fifty Thousand and No/100 Dollars ($50,550,000.00) ("LOAN") evidenced by that certain Promissory Note dated as of the date of this Assignment ("NOTE") and secured by, among other things, that certain Mortgage and Security Agreement executed by Borrower in favor of Lender dated as of the date of this Assignment and to be recorded in the real estate records of Charleston County, South Carolina ("INSTRUMENT") (capitalized terms used without definition shall have the meanings ascribed to them in the Instrument) and the Documents; and

C. Lender was willing to make the Loan to Borrower only if Borrower assigned the Leases and Rents to Lender in the manner provided below to secure payment of the Obligations.

         IN CONSIDERATION of the principal sum of the Note and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower agrees as follows:

1. Assignment. Borrower irrevocably, absolutely and unconditionally assigns, transfers, and sets over to Lender all of the right, title, interest, and estates that Borrower may now or later have in, to and under (a) the Leases (which term shall also include the Specific Leases and all guaranties thereof);
(b) the Rents; (c) all proceeds from the cancellation, surrender, sale or other disposition of the Leases; (d) the right to collect and receive all the Rents; and (e) the right to enforce and exercise, whether at law or in equity or by any other means, all terms and conditions of the Leases ("LEASE PROVISIONS"). This assignment is intended by Borrower and Lender to constitute a present, absolute assignment and not a collateral assignment for additional security only. Upon full payment and satisfaction of the Obligations and written request by Borrower, Lender shall transfer, set over, and assign to Borrower all right, title, and interest of Lender in, to, and under the Leases and the Rents.

2. Borrower's License. Until an Event of Default occurs, Borrower shall have a revocable license ("LICENSE") from Lender to exercise all rights extended to the landlord under the Leases. Borrower shall hold the Rents, or an amount sufficient to discharge all current sums due on the Obligations, in trust for use in the payment of the Obligations. Upon an Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or the solvency of Borrower, the License shall automatically terminate without notice by Lender (any such notice being expressly waived by Borrower). Upon such termination, Borrower shall deliver to Lender within seven (7) days (a) all Rents (including prepaid Rents) held by Borrower, (b) all unapplied security or other deposits paid pursuant to the Leases, and (c) all previously paid charges for services, facilities or escalations, to the extent, in each of the foregoing instances, allocable to any period after the Event of Default. Borrower agrees and stipulates that upon execution of this Assignment, Borrower's only interest in the Leases or Rents is as a licensee revocable upon an Event of Default.

3. Lender as Creditor of Tenant. Upon execution of this Assignment, Lender, and not Borrower, shall be the creditor of any Tenant in respect of assignments for the benefit of creditors and bankruptcy, reorganization, insolvency, dissolution or receivership proceedings affecting any such Tenant; provided, however, that Borrower shall be the party obligated to make timely filings of claims in such proceedings or to otherwise pursue creditor's rights therein. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, to file such claims instead of Borrower and if Lender does file a claim, Borrower agrees that Lender (a) is entitled to all distributions on such claim to the exclusion of Borrower and (b) has the exclusive right to vote such claim and otherwise to participate in the administration of the estate in connection with such claim. Lender shall have the option to apply any monies received by it as such creditor to the Obligations in the order set forth in the Documents. If a petition is filed under the Bankruptcy Code by or against Borrower, and Borrower, as landlord under any Lease, decides to reject such Lease pursuant to Section 365(a) of the Bankruptcy Code, then Borrower shall give Lender at least ten (10) days' prior written notice of the date when Borrower shall apply to the bankruptcy court for authority to reject the Lease. Lender may, but shall not be obligated to, send Borrower within such ten-day period a written notice stating that (a) Lender demands that Borrower assume and assign the Lease to Lender pursuant to Section 365 of the Bankruptcy Code and (b) Lender covenants to cure or provide adequate assurance of future performance under the Lease. If Lender sends such notice, Borrower shall not reject the Lease provided Lender complies with clause (b) of the preceding sentence.

4. Notice to Tenant of an Event of Default. Upon demand and notice of an Event of Default by Borrower sent by Lender to Tenants, Borrower irrevocably authorizes each Tenant to (a) pay all Rents to Lender and (b) rely upon any such notice from Lender without any obligation to inquire as to the actual existence of the default, notwithstanding any claim of Borrower to the contrary. Borrower shall have no claim against any Tenant for any Rents paid by Tenant to Lender.

5. Indemnification of Lender. Borrower hereby agrees to indemnify and hold Lender harmless from any and all Losses that Lender may incur under the Leases or by reason of this Assignment, except for Losses incurred as a direct result of Lender's willful misconduct or gross negligence. Nothing in this Assignment shall be construed to bind Lender to the performance of any Lease Provisions or to otherwise impose any liability on Lender including, without limitation, any liability under covenants of quiet enjoyment in the Leases in the event that any Tenant shall have been joined as party defendant in any action to foreclose the Instrument and shall have been barred thereby of all right, title, interest, and equity of redemption in the premises. This Assignment imposes no liability upon Lender for the operation and maintenance of the Property or for carrying out the terms of any Lease before Lender has entered and taken actual possession and complete control of all operations of the Property. Any Losses incurred by Lender, by reason of actual entry and taking possession under any Lease or this Assignment or in the defense of any claims shall, at Lender's request, be reimbursed by Borrower. Such reimbursement shall include interest at the Default Rate and Costs. Lender may, upon entry and taking of possession, collect the Rents and apply them to reimbursement for any such items.

6. Representations and Warranties. Borrower represents and warrants that (a) Borrower is the absolute owner of the lessor's interest in the Leases, (b) Borrower has the right, power and authority to assign, transfer, and set over all of its right, title and interest in, to and under the Leases and Rents and no other person (other than the respective Tenants) has any right, title or interest therein, (c) the Leases are valid and in full force and effect and have not been materially modified, amended or terminated, nor have any of the terms and conditions of the Leases been waived, except as stated in the Leases, (d) there are no outstanding assignments or pledges of the Leases or Rents, (d) there are no outstanding leasing commissions due under the Leases for the initial term or for any extensions, renewals or expansions, (f) except as disclosed to Lender in writing, there are no existing defaults or, to any material extent, any state of facts which, with the giving of notice and/or passage of time, would constitute a default under the Leases by either party,
(g) no Tenant has any defense, set-off or counterclaim against Borrower to any material extent, (h) each Tenant is in possession and paying Rent and other charges as provided in its Lease, (i) no Rents have been or will later be anticipated, discounted, released, waived, compromised or otherwise discharged, except in the ordinary course of Borrower's exercise of prudent management decisions, so long as such decisions are customary and reasonable for apartment owners, or as may be expressly permitted by the Lease, (j) except as specified in the Leases and shown on the rent roll delivered to Lender in connection with the funding of the Loan (the "RENT ROLL"), there are no (i) unextinguished rent concessions, abatements or other inducements relating to the Leases or (ii) options or other rights to acquire any interest in the Property in favor of any Tenant, and (k) the Rent Roll discloses all currently existing Leases and is true, complete and accurate in all respects.

7. New Leases, Amendments and Terminations. Borrower may (a) terminate any Lease that is in default, (b) enter into new, bona-fide, arm's length Leases (or renew existing Leases) provided each Lease satisfies the minimum leasing requirements in Exhibit C attached hereto and incorporated herein and is on Borrower's standard form lease (approved by Lender) with no modifications that increase the obligations of the landlord, and (c) take such actions as are customary and reasonable for apartment owners. Upon Lender's request and at Borrower's expense, Borrower shall (i) promptly deliver to Lender copies of all notices of default Borrower has sent to any Tenant, (ii) enforce the Leases and all remedies available to Borrower upon any Tenant's default,
(iii) deliver to Lender copies of all papers served in connection with any such enforcement proceedings, and (iv) consult with Lender, its agents and attorneys with respect to the conduct thereof. Borrower shall not enter into any settlement of any such proceeding without Lender's prior written consent except in the ordinary course of business, and so long as such actions are reasonable and customary for apartment owners.

8. Covenants. Borrower shall not, except with the prior written consent of Lender in each instance, (a) sell, assign, pledge, mortgage or otherwise transfer or encumber (except hereby) any of the Leases, Rents or any right, title or interest of Borrower therein; (b) except in the ordinary course of business, and so long as such actions are reasonable and customary for apartment owners, accept prepayments of any Rents for a period of more than one (1) month in advance of the due dates thereof; (c) in any manner intentionally or materially impair the value of the Property or the benefits to Lender of this Assignment; (d) except as otherwise permitted in this Assignment, waive, excuse, condone, discount, set off, compromise, or in any manner release or discharge any Tenant from any of its obligations under the Leases except in the ordinary course of business, and so long as such actions are reasonable and customary for apartment owners; (e) except as otherwise permitted herein, enter into any settlement of any action or proceeding arising under, or in any manner connected with, the Leases or with the obligations of the landlord or the Tenants thereunder except in the ordinary course of business, and so long as such actions are reasonable and customary for apartment owners; or (f) modify, cancel or terminate any guaranties under any Lease except in the ordinary course of business, and so long as such actions are reasonable and customary for apartment owners. Borrower shall, at its sole cost and expense, duly and timely keep, observe, perform, comply with and discharge all of the material obligations of the landlord under the Leases, or cause the foregoing to be done, and Borrower shall not take any actions that would, either presently or with the passage of time, cause a default by Borrower under any of the Leases.

9. No Merger. Each Lease shall remain in full force and effect, notwithstanding any merger of Borrower's and Tenant's interest thereunder.

10. Documents Incorporated. The terms and conditions of the Documents are incorporated into this Assignment as if fully set forth in this Assignment.

11. WAIVER OF TRIAL BY JURY. BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ACTS OR OMISSIONS OF LENDER IN CONNECTION THEREWITH.

         IN WITNESS WHEREOF, Borrower has duly executed this Assignment as of the date first above written.

Signed, sealed, and delivered in the            BORROWER:
presence of the following witnesses:

                                              CORNERSTONE REALTY INCOME TRUST,
/s/  David S. McKenney                        INC., a Virginia corporation
-----------------------
Witness
Printed Name:  David S. McKenney              By: /s/  Stanley J. Olander, Jr.
               -----------------                  ----------------------------
                                              Name: Stanley J. Olander, Jr.
                                                     -----------------------
  /s/  Mark A. Babb                           Title: Chief Financial Officer
  -------------------                         -------------------------------
  Witness
  Printed Name:  Mark A. Babb                 (CORPORATE SEAL)
                -------------

                                 ACKNOWLEDGMENT

STATE OF VIRGINIA                 )

                                  )                PROBATE

CITY OF RICHMOND                  )

         PERSONALLY APPEARED BEFORE ME, the undersigned witness, who being duly sworn, deposes and states that (s)he saw the within named Cornerstone Realty Income Trust, Inc., by Stanley J. Olander, Jr., the Chief Financial Officer, sign, seal and deliver the foregoing Assignment of Leases and Rents and that
(s)he with the other witness whose name is subscribed above witnessed the execution thereof.

Sworn to before me this 27th day of          /s/  Mark A. Babb     Mark A. Babb
September, 1999                              -----------------------------------
                                             Witness

/s/  Jacquelyn B. Owens            (L.S.)
------------------------------------
Notary Public for___________________
My Commission Expires:  6/30/03
                        ------------

                                    EXHIBIT A

                                                                   (West Chase)

                                LEGAL DESCRIPTION

All that certain piece, parcel or tract of land, situate, lying and being in the City of Charleston, Charleston County, South Carolina, containing 30.34 acres (erroneously shown as 29.96 acres on the herein referenced plat) and being shown on a plat of "CHARLESTON WESTCHASE ASSOCIATES, A LIMITED PARTNERSHIP, CHARLESTON, SOUTH CAROLINA," made January 21, 1986, revised July 23, 1986, by Hucks and Associates, Inc. Land Surveyors and Land Planning recorded in the RMC Office for Charleston County in Plat Book BK, page 35. Said 30.34 acre tract of land has such size, shapes, metes, bounds, location and dimensions as are shown on said plat and is more fully described, according to said plat, as follows:
BEGINNING at a point on the southwest right-of-way of SC Hwy. No. 61 at a point representing the common boundary of property now or formerly of Santo J. Convertino and continuing thence along the southwest boundary of SC Hwy. No. 61, S 24 42'05" E, 324.88 feet to an iron; thence, along Tract 2, property now or formerly of Whitefield Const., S 49 40'43" W, 500.00 feet to an iron; thence continuing along Tract 2, property now or formerly of Whitefield Const. S 40 15'00" E, 374.70 feet to an iron; thence along Tract 3, property now or formerly of Whitefield Const., S 40 11'40" E, 304.17 feet to an iron the northern boundary of the right-of-way of Richmond Street; thence, continuing along the northern boundary of Richmond Street, the following courses and distances S 49 46'14" W, 556.86 feet to an iron; S 50 03'49" W, 131.87 feet to an iron; thence, S 48 19' 50" W, 4.95 feet to a concrete monument thence, S 51 01'33" W, 841.71 feet to an iron; thence along the eastern boundary of the right-of-way of Mark Clark Expressway, N 62 24'30" W, 79.39 feet to a concrete monument; thence, continuing along the right-of-way of Mark Clark Expressway, the following courses and distances: N 17 32'39" W, 70.70 feet to a concrete monument; N 27 27'14" E, 28.21 feet to a concrete monument; thence, with a curve to the left having a radius of 290.39 feet, an arc distance of 188.97 feet (chord bearing and distance of N 08 51'51" E, 185.66 feet) to a concrete monument;; thence, N 09 49'55" W, 45.77 feet to an iron; thence N 09 53'54" W, 118.37 feet to a concrete monument;; thence, N 07 12'20" W, 87.39 feet to a concrete monument; thence, with a curve to the right having a radius of 817.26 feet, an arc distance of 569.26 feet (chord bearing and distance of N 13 38'51" E, 557.83 feet) to a concrete monument; located with the 15 foot C.P.W. Easement; thence, N 32 42'14" E, 4.68 feet to a concrete monument; thence N 32 42'14" E, 56.37 feet to a concrete monument; thence N 31 33'06" E, 489.72 feet to an iron; thence, along property now or formerly of Santo J. Convertino, N 50 35'04" E
853.90 feet to an iron located on the boundary of the southwest right-of-way of SC Hwy. No. 61, the point of BEGINNING.

Said property containing 30.34 acres according to plat of As Built Survey of Westchase Apartments for Cornerstone Realty Income Trust, Inc. prepared by Hucks and Associates, PC, dated August 26, 1999 and last revised September 22, 1999, which plat is incorporated by this reference for purposes of this description.

                                                                (Hampton Pointe)

                                LEGAL DESCRIPTION

All that certain piece, parcel or tract of land, with improvements thereon, situate, lying and being in the State of South Carolina, County of Charleston, City of Charleston, containing 20.160 acres or 878,185 square feet, as shown on a plat of Hampton Pointe Apartments dated August 23, 1999*, prepared by A. H. Schwacke & Associates, Inc., and according to plat, being more particularly described as follows, to-wit: Beginning at an iron on the northern edge of the 120- foot right-of-way of S.C. Highway No. 7, Sam Rittenberg Blvd., which iron is approximately 2,204 feet from the intersection of S.C. Highway No. 7, Sam Rittenberg Blvd., and Highway No. 61 (Ashley River Rd.), and running from said point of beginning S62 47'14"W for a distance of 179.47 feet to a mark on a headwall; thence turning and running N68 59'32"W for a distance of 210.00 feet to a 5/8" rod; thence turning and running N37 59'32" for a distance of 125.00 feet to a 5/8" rod; thence turning and running N83 59'32"W for a distance of
132.00 feet to a 5/8" rod; thence turning and running N77 59'32"W for a distance of 65.00 feet to a 5/8" rod; thence turning and running N63 54'02"W for a distance of 294.89 feet to a 5/8" rod; thence turning and running N02 06"46"E for a distance of 941.25 feet to an iron; thence turning and running N39 30'50"E for a distance of 448.89 feet to a 1" iron; thence turning and running S62 53'58"E for a distance of 328.93 feet to a 2" iron; thence turning and running S01 38'00"E for a distance of 350.50 feet to a 1" iron; thence turning and running S06 08'11"E for a distance of 622.18 feet to a 1" iron; thence turning and running S20 23'12"E for a distance of 425.12 to a CMO; thence turning an running S71 20'54"" for a distance of 57.57 feet to the iron at the point of beginning, be all measurements a little more or less.



*and revised September 20, 1999,

                                    Exhibit B

                              DESCRIPTION OF LEASES

         All  leases,  subleases,  lettings  and  licenses of or  affecting  the
Property, now or hereafter in effect, and all amendments, extensions, modifications, replacements or revenues thereof, including, but not limited to, leases of the Property to the tenants listed on the rent roll attached to that certain Closing Certification executed by Borrower in favor of Lender of even date herewith.

                                    Exhibit C

                          MINIMUM LEASING REQUIREMENTS

All additional Leases and renewal Leases covering the Property shall satisfy the following conditions:

                           1. Minimum  (original or renewal)  Term:  Twelve (12)
                  month minimum, but with respect to the entire Portfolio securing the Loan (as defined in the Instrument) up to thirty-five percent (35%) of the total units at any one time may be leased to tenants for a term of less than twelve (12) months, of which up to thirteen percent (13%) of the total units at any one time may be leased for original or renewal terms of less than six (6) months.

                           2. Rental Basis:  Monthly rent with  electricity and,
                  if applicable, gas heating and cooking separately metered to tenants.